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                                                                 EXHIBIT 10.55


                     ADDENDUM TO ACCOUNT PURCHASE & CREDIT
                      CARD MARKETING & SERVICES AGREEMENT


     This Addendum to Account Purchase & Credit Card Marketing & Services Agreement ("Addendum") is entered into by and between Capital One Services, Inc., a Delaware corporation ("COSI") and Capital One Bank, a Virginia banking corporation ("COB")(jointly and severally, or as appropriate as to a particular party's obligation, "Capital One") and Hanover Direct, Inc., a Delaware corporation ("HDI"), as of July 7, 1999.

     WHEREAS, Capital One and HDI entered into an Account Purchase & Credit Card Marketing & Servicing Agreement ("Agreement") as of March 9, 1999; and

     WHEREAS, Capital One and HDI now desire to amend certain provisions of the Agreement.

     NOW THEREFORE, the parties agree as follows:

     1. The current definition of "Purchased Accounts" in the Agreement is hereby deleted in its entirety and replaced with the following definition:

          "Purchased Accounts = Accounts from the purchased
          Existing Portfolio on the Closing Date, excluding (i)
          Charged-off Accounts, (ii) all Gumps Department Store corporate credit accounts; (iii) all six-pay Gumps accounts; and (iv) all eighteen-pay Gumps accounts."

     2. The current definition of "Charged-off Accounts" in the Agreement is hereby deleted in its entirety and replaced with the following:

          "Charged-off Accounts = Credit accounts issued under the Existing Agreement that have been charged-off on the books and records of the applicable issuer, net of recoveries, pursuant to Applicable Law and, in every event, (i) all accounts 180 days past due, (ii) all fraudulent accounts, (iii) all accounts with lost or stolen cards, (iv) all bankrupt accounts, (v) all accounts with deceased account holders, and (vi) any other instance mutually agreed upon by the parties."

     3. The current definition of "Term" in the Agreement is hereby deleted in its entirety and replaced with the following definition:

                         "Term = as defined in IV.A.l."
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          4.   Section II.A.1 is hereby deleted in its entirety and replaced with the following:

               "Replacement. Capitol One shall provide services generally of a type provided previously by GECC with respect to HDI's private label credit card program, except that Capital One assumes no responsibility for any account programs serviced by GECC and closed as of the closing date, including, without limitation, the insurance sales and deferred billing programs. Capital One shall do this by (a) purchasing from HDI the Purchased Accounts at a price equal to 100% of the par value of the outstanding receivables of accounts and (ii) continuing to fund the portfolio's growth pursuant to the provisions of this Agreement."

          5. A new Section II.B.3 is hereby inserted to read as follows, and the current Section II.B.3 will officially become Section II.B.4; the current
Section II.B.4 will officially become II.B.5 and the current Section II.B.5 will officially become II.B.6:

               "HDI's Override Authority. Notwithstanding Section II.B.2 above, and solely for the Gumps Department Store accounts, Capital One shall not object to HDI overriding certain credit limits set by Capital provided that overrides are made solely pursuant to the Gumps Credit policy attached as Exhibit A.
               In those instances that HDI exercises such override authority and in the event Gumps accounts are later charged-off, HDI and Capital One agree that Capital One will be only responsible for the first one percent (1%) of the Gumps amounts so charged-off and HDI shall be solely responsible for all other charged-off losses".

          6. A new Section II.B.4.(b) is hereby inserted to read as follows, and the current Section II.B.4.(b) will officially become Section II.B.4.(c) and the current Section II.4.3(c) will officially become II.B.4.(d):

               "Should Capital One offer a 9.9% annual prime rate (the "9.9 Card") to qualifying Accounts, HDI agrees to reduce the fee set forth in Section B.3.(a) from 0.625% of the quarterly average outstanding receivable balance (2.5% annualized) under the dual-line product, to .15% of the quarterly average outstanding receivable balance (.60% annualized), excluding Delinquent Accounts. Capital One agrees to limit the number of accounts holding the 9.9 Card to a maximum of 20,000. Capital One and HDI also agree



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               to evaluate the success of the 9.9 Card program 18 months after the Closing Date, unless terminated sooner by mutual agreement of the parties, and if either party determines to discontinue the program, the parties shall convert existing affected Accounts to a new program.

          7.   A new Section B.6 is hereby inserted as follows:

               "Additional Capital One Fees. At the end of each quarter, the parties hereby agree to calculate the amount of fees paid by each party during such quarter under Sections A.4 and B.3.(b). If during such period, fees paid by HDI to Capital One pursuant to Section A.4 exceed fees paid by Capital One to HDI pursuant to Section B.3.(b), Capital One agrees to pay HDI one-half of the amount of such excess. [By way of illustration only, if under Section A.4, HDI paid Capital One $1,000, and if under B.3.(b), Capital One paid HDI $500, then Capital One would pay HDI $250 ($500 subtracted from $1,000, divided by 2)]. If Capital One pays more fees to HDI during any quarter, Capital One is not obligated to pay HDI any further fees."

          8. A new Section IV.B.3(b) is hereby to read as follows, and the current Section IV.B.3(b) will officially become Section IV.B.3(c), and the current Section IV.B.3(c) will officially become IV.B.3(d), and the current
Section IV.B.3(d) will officially become IV.B.3(e):

               "reconcile with GECC, within 3 days of the Closing Date, any discrepancies between the Purchase Price paid and the outstanding amount of the receivables of the Purchased Accounts, as reflected on the Tape received from GECC on the Closing Date. If, as a result of this reconciliation, the estimated portion of the Purchase Price delivered to Capital One prior to the Closing Date from HDI is materially changed, Capital and HDI will "true-up" any such discrepancies."

          9.   A new Section IV.B.3(f) is hereby inserted as follows:

               "wire a portion of the Purchase Price, based on the June 2, 1999 Preliminary Tape, to Capital One no later than the day before the scheduled Closing Date. Such amount will represent an estimate of HDI's portion of the Purchase Price, which estimate will be agreed upon by HDI and Capital One. Upon receipt of a confirmation of HDI's funds, Capital One will wire GECC the Purchase Price on



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          the Closing Date. HDI and Capitol One agree to reconcile such amounts paid to GECC within 10 business days of Closing."

     10. A new Section W. is hereby added to Section IV of the Agreement as follows:

     "W. SPECIFIC INDEMNIFICATION. In the event that the purchase and sale of the Existing Portfolio as contemplated in that certain Portfolio Purchase and Sale Agreement by and among HDI and GECC (the "GECC Agreement") is not consummated in accordance with the GECC Agreement due primarily to any act or omission of HDI, then, in addition to the obligations of HDI pursuant to Subsection J above, HDI agrees to indemnify and hold harmless Capitol One and its affiliates and the officers, directors, employees, agents and partners of Capitol One and its affiliates (collectively, the "Indemnified Parties"), from any liability, loss, cost, expense and damages (including, without limitation, punitive damages) paid or payable to GECC or on its behalf, and any interest thereon, including reasonable attorneys' fees (collectively, "Losses"), which results in any material part from or is caused in any material part by the notice letter sent to account holders by Capital One with the concurrence of HDI on or around May 17, 1999 ("Pre-Closing Letter") or any related changes in terms or benefits or any actions or omissions by HDI, any affiliate of HDI or any of their respective agents relating to the Pre-Closing Notice or any such changes in terms or benefits; provided that, in no event, shall HDI be obligated under this section to indemnify any Indemnified Party against any Losses to the extent such Losses result from the gross negligence or willful misconduct of the Indemnified Parties or from any violation of applicable law by the Indemnified Parties."

     All other terms and conditions of the Agreement remain in full force and effect.

     This Addendum may be executed in separate counterparts, which, when taken together, shall constitute the same agreement.


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     IN WITNESS WHEREOF, the parties have caused this Addendum to be duly executed and to be effective as of the date first written above.

HANOVER DIRECT, INC.                              CAPITAL ONE SERVICES, INC.


By: /s/ Rakesh K. Kaul                            By: /s/ Jory A. Berson
   -------------------------                      --- --- ---- -- ------
        Rakesh K. Kaul                            Jory A. Berson
        President & Chief                         Vice President, Marketing
        Executive Officer                         and Analysis



                                                  CAPITAL ONE BANK


                                                  By: /s/ Jory A. Berson
                                                  --- --- ---- -- ------
                                                  Jory A. Berson
                                                  Vice President, Marketing
                                                  and Analysis



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